EXHIBIT 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements filed on Form S-8 (Nos. 333-129268, 333-157276, 333-172596, 333-174983, 333-183617 and 333-198757) and on Form S-3 (Nos. 333-161552, 333-166442, 333-166443, 333-173806, 333-174199 and 333-189555) of Flotek Industries, Inc. and subsidiaries (the “Company”) of our reports dated January 27, 2016, relating to our audits of the consolidated financial statements and internal control over financial reporting included in the Annual Report on Form 10-K of Flotek Industries, Inc. and subsidiaries for the year ended December 31, 2015.

We also consent to the reference to our firm under the heading “Experts” in such Registration Statements.

/s/ Hein & Associates LLP

Houston, Texas
January 27, 2016